Exhibit 3.1

FUEL SYSTEMS SOLUTIONS, INC. AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

June 22, 2006

This Amended and Restated Certificate of Incorporation of Fuel Systems Solutions, Inc., was duly adopted in accordance with the provisions of Sections 141, 228, 242 and 245 of the Delaware General Corporation Law. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 19, 2005.

ARTICLE 1

NAME

The name of this corporation is Fuel Systems Solutions, Inc.

ARTICLE 2

REGISTERED OFFICE AND AGENT

The address of the initial registered office of this corporation is 1209 Orange Street, Wilmington, County of New Castle, State of Delaware 19801, and the name of its initial registered agent at such address is The Corporation Trust Company.

ARTICLE 3

PURPOSES

The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, and this corporation shall have perpetual existence.

ARTICLE 4

SHARES

(a) Authorized Capital. The total authorized shares of this corporation shall consist of 200,000,000 shares of common stock having a par value of $0.001 per share and 1,000,000 shares of preferred stock having a par value of $0.001 per share.

(b) Issuance of Common Stock in Series. The common stock may be issued from time to time in one or more series, the shares of each series to have such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed herein or in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors.

(c) Issuance of Preferred Stock in Series. The preferred stock may be issued from time to time in one or more series, the shares of each series to have such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed herein or in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors.

(d) Authority of the Board of Directors. Authority is hereby expressly granted to the Board of Directors of this corporation, subject to the provision of this Article 4 and to the limitations prescribed by law or any exchange on which this corporation’s securities may then be listed, to provide by resolution or resolutions the issuance of the common stock in one or more series, and one or more series of the preferred stock, and with respect to each such series to fix by resolution or resolutions providing for the issue of such series the voting power, full or limited, if any, of the shares of such series and the designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series of common stock or preferred stock shall include, but not be limited to, the determination or fixing of the following:

(i) The designation of such series.

(ii) The dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock and whether such dividends shall be cumulative or noncumulative.

(iii) Whether the shares of such series shall be subject to redemption by this corporation and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption.

(iv) The terms and amounts of any sinking fund provided for the purposes or redemption of the shares of such series.

(v) Whether the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of stock of this corporation and, if provision be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange.

(vi) The extent, if any, to which the holders of the shares of such series shall be entitled to vote with respect to the election of directors or otherwise, including the right to elect a specified number or class of directors, the number or percentage of votes required for certain actions, and the extent to which a vote by class or series shall be required for certain actions.

(vii) The restrictions, if any, on the issue or reissue of any additional common stock or preferred stock.

(viii) The rights of the holders of the shares of such series upon the liquidation, dissolution, winding up of the affairs of, or upon the distribution of assets of, this corporation.

(e) Dividends. Subject to any preferential rights granted for any series of preferred stock, the holders of shares of the common stock shall be entitled to receive dividends, out of the funds of this corporation legally available therefore, at the rate and at the time or times as may be provided by the Board of Directors. The holders of shares of the preferred stock or common stock shall be entitled to receive dividends to the extent provided by the Board of Directors in designating the particular series of preferred stock or the common stock. The holders of shares of the common stock shall not be entitled to receive any dividends thereon other than the dividends referred to in this section.

(f) Voting. The holders of shares of the common stock, on the basis of one vote per share, shall have the right to vote for the election of members of the Board of Directors of this corporation and the right to vote on all other matters, except those matters in which a separate class of this corporation’s stockholders vote by class or series. To the extent provided by resolution or resolutions of the Board of Directors providing for the issuance of a series of common stock, or a series of preferred stock, the holders of each such series shall have the right to vote for the election of members of the Board of Directors of this corporation and the right to vote on all other matters, except those matters in which a separate class of this corporation’s stockholders vote by class or series.

(g) No Written Consent In Lieu Of Stockholder Meeting. Notwithstanding any provision of this Certificate of Incorporation or the By-laws of this corporation to the contrary, any action required or permitted to be taken by the stockholders of this corporation must be effected at a duly called annual or special meeting of the stockholders pursuant to the Certificate of Incorporation and By-laws of the corporation and may not be effected by any written consent or consents, unanimous or otherwise, by such stockholders.

(h) Liquidation Rights. In the event of any liquidation, dissolution or winding up of the affairs of this corporation, whether voluntary or involuntary, after payment or provision for payment to this corporation’s debts and amounts payable upon shares of preferred stock entitled to a preference, if any, over holders of common stock upon such dissolution, liquidation or winding up, the remaining net assets of this corporation shall be distributed among holders of shares of common stock at the rate and at the time or times as may be provided by the Board of Directors. A merger or consolidation of this corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of this corporation (which shall not in fact result in the liquidation of this corporation and the distribution of its assets to its stockholders), shall not deemed to be a voluntary or involuntary liquidation or dissolution or winding up of this corporation within the meaning of this Section 4.8.

(i) Repurchase of Shares. This corporation may from time to time issue and dispose of any of the authorized and unissued shares of common stock or preferred stock for such consideration, not less than its par value, as may be fixed from time to time by the Board of Directors, without action by the stockholders. The Board of Directors may provide for payment therefore to be received by this corporation in cash, property or services. Any and all such shares of the common stock or preferred stock of this corporation, the issuance of which has been so authorized, and for which consideration so fixed by the Board of Directors has been paid or delivered, shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon.

ARTICLE 5

INCORPORATOR

The name and mailing address of the incorporator are:

IMPCO Technologies, Inc.

3030 South Susan Street

Santa Ana, CA 92704

ARTICLE 6

BY-LAWS

The Board of Directors shall have the power to adopt, amend or repeal the By-laws for this corporation, at a duly called meeting or by written consent in accordance with the General Corporation Law of the State of Delaware, subject to the power of the stockholders to amend or repeal such By-laws by the affirmative vote of the holders of not less than a majority of the outstanding shares and, to the extent, if any, provided by resolution or resolutions of the Board of Directors providing for the issuance of a series of common stock or preferred stock, not less than a majority of the outstanding shares of each such series, entitled to vote thereon. The stockholders shall also have the power to adopt, amend or repeal the By-laws for this corporation subject to the provisions of the By-laws.

ARTICLE 7

PROVISIONS FOR COMPROMISE OR ARRANGEMENT

Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the General Corporation Law of the State of Delaware or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the General Corporation Law of the State of Delaware order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

ARTICLE 8

PREEMPTIVE RIGHTS

No preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of this corporation.

ARTICLE 9

CUMULATIVE VOTING

The right to cumulative votes in the election of directors shall not exist with respect to shares of stock of this corporation.

ARTICLE 10

AMENDMENTS TO CERTIFICATE OF INCORPORATION

This corporation reserves the right to amend or repeal, by the affirmative vote of the holders of a majority of the outstanding shares and, to the extent, if any, provided by resolution or resolutions of the Board of Directors providing for the issuance of a series of common stock or preferred stock, a majority of the outstanding shares of each series, entitled to vote thereon, any of the provisions contained in this Certificate of Incorporation; provided, however, that (i) Articles 1 (“Name”), 2 (“Registered Office and Agent”) and 3 (“Purposes”) may be amended by the affirmative vote of the holders of a majority of the outstanding shares, and to the extent, if any, provided by resolution or resolutions of the Board of Director providing for the issuance of a series of common stock or preferred stock, a majority of the outstanding shares of each series, entitled to vote thereon and (ii) notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote of the stockholders, the affirmative vote of the holders of at least 80 percent in voting power of all shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders to alter, amend or repeal Section 4.7 (“No Written Consent In Lieu of Stockholder Meeting”) or to adopt any provision inconsistent with any of such section or with this proviso. The rights of the stockholders of this corporation are granted subject to this reservation, provided, however, that the holders of the outstanding shares of a class shall be entitled to vote as a class upon a proposed amendment if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. If any proposed amendment would alter or change the powers, preferences, or special rights of one or more series of any class so as to affect them adversely, but shall not affect the entire class, then only the shares of the series so affected by the amendment shall be considered as a separate class for the purposes of this Article 10. Irrespective of the provisions of this Article 10 and Section 242(b)(2) of the General Corporation Law of the State of Delaware, the number of authorized shares of any such class or classes of stock may be increased by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote thereon or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote thereon, if so provided in any amendment which created such class or classes of stock or which was adopted prior to the issuance of any shares of such class or classes of stock, or in any amendment which was authorized by a resolution or resolutions adopted by the affirmative vote of the holders of a majority of such class or classes of stock.

ARTICLE 11

LIMITATION OF DIRECTORS’ LIABILITY

Except to the extent that the General Corporation Law of the State of Delaware, as it presently exists or may hereafter be amended, prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of this corporation shall be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except for liability (i) for any breach of such director’s duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which such director derived an improper personal benefit. This provision shall not eliminate or limit the liability of a director of this corporation for any act or omission occurring prior to the date when this provision becomes effective. Any amendment or repeal to this Article 11 shall not adversely affect any right or protection of a director of this corporation under the General Corporation Law of the State of Delaware, existing at the time of such repeal or modification, and shall not apply to or have any effect on the liability or alleged liability of any director of this corporation with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE 12

SECTION 203

The corporation expressly elects not to be governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed this 22nd day of June, 2006.

FUEL SYSTEMS SOLUTIONS, INC.

By:	/s/ Thomas M. Costales,
Thomas M. Costales, Chief Financial Officer, Treasurer and Secretary